                                  EXHIBIT (9)

                 TRANSFER AGENCY AND FUND ACCOUNTING AGREEMENT
                 ---------------------------------------------


         This Agreement is made as of June 18, 1993, between The Cardinal Group (the "Group"), an Ohio business trust having its principal place of business at 155 East Broad Street, Columbus, Ohio 43215, and Cardinal Management Corp. ("Cardinal"), an Ohio corporation having its principal place of business at 215 East Capital Street, Columbus, Ohio 43215.

         WHEREAS, the Group desires that Cardinal perform certain services for the Group, and for each of its series denominated as funds identified in Schedule A hereto, as such Schedule shall be amended from time to time (individually referred to herein as a "Fund" and collectively as the "Funds"); and

         WHEREAS, Cardinal is willing to perform such services on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         Section 1. TRANSFER AGENT SERVICES. Cardinal shall perform for the Group the transfer agent services set forth in Schedule B hereto, including services as transfer agent.

                 Cardinal also agrees to perform for the Group such special services incidental to the performance of the services enumerated in this
Section 1 as agreed to by the parties from time to time. Cardinal shall perform such additional services as are provided on an amendment to Schedule B hereof, in consideration of such fees as the parties hereto may agree.

                 Cardinal may, in its discretion, appoint in writing other parties qualified to perform transfer agency and shareholder services reasonably acceptable to the Group (individually, a "Sub-transfer Agent") to carry out some or all of its responsibilities under this Agreement with respect to a Fund; provided, however, that the Sub-transfer Agent shall be the agent of Cardinal and not the agent of the Group or such Fund, and that Cardinal shall be fully responsible for the acts of such Sub-transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-transfer Agent.

         Section 2. FUND ACCOUNTING SERVICES. Cardinal will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"):

                          (a) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

                          (b) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

                          (c)     Separate ledger accounts required by
                 subsection (b)(2)(ii) and (iii) of the Rule; and

                          (d) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

                 In addition to the maintenance of the books and records specified above, Cardinal shall perform the following accounting services daily for each Fund:

                          (a)     Calculate the net asset value per share;

                          (b) Calculate the dividend and capital gain distribution, if any;

                          (c)     Calculate the yield;

                          (d) Reconcile cash movements with the Fund's custodian;

                          (e) Affirm to the Fund's custodian all portfolio trades and cash settlements;

                          (f)     Verify and reconcile with the Fund's
                 custodian all daily trade activity;

                          (g)     Provide the following reports:

                                  (i)      A current security position report;

                                  (ii) A summary report of transactions and pending maturities (including the principal, cost, and accrued interest on each portfolio security in maturity date order); and

                                 (iii)     A current cash position report
                          (including cash available from portfolio sales and maturities and sales of a Fund's shares less cash needed for redemptions and settlement of portfolio purchases); and

                          (h) Such other similar services with respect to a Fund as may be reasonably requested by the Group.

                 Cardinal shall perform the following accounting services for each Fund at least monthly:

                          (a) Obtain actual dealer quotations, prices from a pricing service, or matrix prices on all portfolio securities (including those with less than 60 days to maturity) in order to mark the entire portfolio to the market; and

                          (b) Prepare an interim balance sheet, statement of income and expense, and statement of changes in net assets for the Fund.

         Section 3. FEES. The Group shall pay Cardinal for the services to be provided by Cardinal under this Agreement in accordance with, and in the manner set forth, in Schedule C hereto. Fees for any additional services to be provided by Cardinal pursuant to an amendment to Schedule C hereto shall be subject to mutual agreement at the time such amendment to Schedule C is proposed.

         Section 4. REIMBURSEMENT OF EXPENSES. In addition to paying Cardinal the fees described in Section 3 hereof, the Group agrees to reimburse Cardinal for Cardinal's out-of-pocket expenses in providing services hereunder, including without limitation the following:

         (a) All freight and other delivery and bonding charges incurred by Cardinal in delivering materials to and from the Group and in delivering all materials to shareholders;

         (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Cardinal in communication with the Group, a Fund's investment adviser or custodian, dealers, shareholders or others as required for Cardinal to perform the services to be provided hereunder;

         (c) Costs of postage, couriers, stock computer paper, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other form of printed material which shall be required by Cardinal for the performance of the services to be provided hereunder;

         (d) The cost of microfilm or microfiche of records or other materials;

         (e)     Costs of pricing the portfolio securities of each Fund; and

         (f) Any expenses Cardinal shall incur at the written direction of a duly authorized officer of the Group.

         Section 5. EFFECTIVE DATE. This Agreement shall become effective with respect to a Fund as of the date first written above (or, if a particular Fund is not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed) (the "Effective Date").

         Section 6. TERM. This Agreement shall continue in effect, unless earlier terminated by either party hereto as provided hereunder, until June 18, 1993, and thereafter shall be renewed automatically for successive one-year terms unless written notice not to renew is given by the non-renewing party to the other party at least 60 days prior to the expiration of the then-current term; provided, however, that after such termination, for so long as Cardinal, with the written consent of the Group, in fact continues to perform any one or more of the services contemplated by this Agreement or any Schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by Cardinal but unpaid by the Group upon such termination shall be immediately due and payable upon and notwithstanding such termination. Subsequent to such termination, Cardinal shall return to Group documents or records remaining in its possession. Further, this Agreement is terminable with respect to a particular Fund only upon mutual agreement of the parties hereto or for "cause" (as defined below) by the party alleging "cause," in either case on not less than 60 days' notice by the Group's Board of Trustees or by Cardinal.

                 For purposes of this Agreement, "cause" shall mean (a) willful misfeasance, bad faith, gross negligence, or reckless disregard on the part of the party to be terminated with respect to its obligations and duties set forth herein; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or (d) any circumstance which substantially impairs the performance of the obligations and duties as contemplated herein of the party to be terminated.

         Section 7. UNCONTROLLABLE EVENTS. Cardinal assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

         Section 8. LEGAL ADVICE. Cardinal shall notify the Group at any time Cardinal believes that it is in need of the advice of counsel (other than counsel in the regular employ of Cardinal or any affiliated companies) with regard to Cardinal's responsibilities and duties pursuant to this Agreement; and after so notifying the Group, Cardinal, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, and shall in no event be liable to the Group or any Fund or any shareholder or beneficial owner of the Group for any action reasonably taken pursuant to such advice.

         Section 9. INSTRUCTIONS. Whenever Cardinal is requested or authorized to take action hereunder pursuant to instructions from a shareholder or a properly authorized agent of a shareholder ("shareholder's agent") concerning an account in a Fund, Cardinal shall be entitled to rely upon any certificate, letter or other instrument or communication, whether in writing, by electronic or telephone transmission, believed by Cardinal to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Group or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Group or any other person authorized by the Group's Board of Trustees or by the shareholder or shareholder's agent, as the case may be.

                 As to the services to be provided hereunder, Cardinal may rely conclusively upon the terms of the most recent Prospectuses and Statements of Additional Information of the Group relating to the Funds to the extent that such services are described therein unless Cardinal receives written instructions to the contrary in a timely manner from the Group.

         Section 10. STANDARD OF CARE; INDEMNIFICATION. Cardinal shall use its best efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Group for any action taken or omitted by Cardinal in the absence of bad faith, willful misfeasance or negligence. The Group agrees to indemnify and hold harmless Cardinal, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to Cardinal's actions taken or nonactions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to Cardinal by the Group, the investment adviser and on any records provided by any custodian thereof; provided that this indemnification shall not apply to actions or omissions of Cardinal in cases of its own willful misfeasance or negligence, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, Cardinal shall give the Group written notice of and reasonable opportunity to defend against such claim in its own name or in the name of Cardinal.

         Section 11. RECORD RETENTION AND CONFIDENTIALITY. Cardinal shall keep and maintain on behalf of the Group all books and records which the Group or Cardinal is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act relating to the maintenance of books and records in connection with the services to be provided hereunder. Cardinal further agrees that all such books and records shall be the property of the Group and to make such records available for inspection by the Group or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the Group and its shareholders, except when requested to divulge such information by duly-constituted authorities or court process, or requested by a shareholder with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Group, the shareholder, or the dealer of record as to such account.

         Section 12. REPORTS. Cardinal will furnish to the Group and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Group in writing, such reports at such times as are prescribed in Schedule D attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule D. The Group agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein no later than three business days from the receipt thereof. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within three days after conducting a diligent examination, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and binding upon the Group and any other recipient, and Cardinal shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Group.

         Section 13. RETURN OF RECORDS. Cardinal may at its option at any time, and shall promptly upon the Group's demand, turn over to the Group and cease to retain Cardinal's files, records and documents created and maintained by Cardinal pursuant to this Agreement which are no longer needed by Cardinal in the performance of its services or for its legal protection. If not so turned over to the Group, such documents and records will be retained by Cardinal for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Group unless the Group authorizes in writing the destruction of such records and documents.

         Section 14. BANK ACCOUNTS. The Group and the Funds shall establish and maintain such bank accounts with such bank or banks as are selected by the Group and as are necessary in order that Cardinal may perform the services required to be performed hereunder. To the extent that the performance of such services shall require Cardinal directly to disburse amounts for payment of dividends, redemption proceeds or other purposes, the Group and Funds shall provide such bank or banks with all instructions and authorizations necessary for Cardinal to effect such disbursements.

         Section 15. REPRESENTATIONS OF CARDINAL. Cardinal represents and warrants that: (a) Cardinal has been in, and shall continue to be in, substantial compliance with all provisions of law, including Section 17A(c) of the Securities Exchange Act of 1934, as amended, required in connection with the performance of its duties under this Agreement; and (b) the various procedures and systems which Cardinal has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause of the blank checks, records, and other data of the Group and Cardinal's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder.

         Section 16. INSURANCE. Cardinal shall notify the Group should its insurance coverage with respect to professional liability or errors and omissions coverage be changed for any reason. Such notification shall include the date of change and the reasons therefor. Cardinal shall notify the Group of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Group from time to time as may be appropriate of the total outstanding claims made by Cardinal under its insurance coverage.

         Section 17. INFORMATION FURNISHED BY CARDINAL. Cardinal has furnished to the Group the following:

         (a)     Cardinal's Articles of Incorporation.

         (b)     Cardinal's Code of Regulations and any amendments thereto.

         (c) Certified copies of actions of Cardinal covering the following matters:

                 1. Approval of this Agreement, and authorization of a specified officer of Cardinal to execute and deliver this Agreement;

                 2. Authorization of Cardinal to act as transfer agent and fund accountant for the Funds.

         (d) A copy of the most recent independent accountants' report relating to internal accounting control systems as filed with the Securities and Exchange Commission pursuant to Rule 17Ad-13 of the Securities Exchange Act of 1934, as amended.

         Section 18. COMPLIANCE WITH LAW. Except for the obligations of Cardinal set forth in Section 11 hereof, the Group assumes full responsibility for the preparation, contents and distribution of each prospectus of the Group as to compliance with all applicable requirements of the Securities Act of 1933, as amended, the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction.

         Section 19. NOTICES. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at that party's address set forth at the beginning of this Agreement, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

         Section 20. HEADINGS. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         Section 21. ASSIGNMENT. This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 21 shall not limit or in any way affect Cardinal's right to appoint a Sub-transfer Agent pursuant to Section 1 hereof.

         Section 22. GOVERNING LAW. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio.

         Section 23. LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS. The Cardinal Group is a business trust organized under Chapter 1746, Ohio Revised Code and under a Declaration of Trust, to which reference is hereby made and a copy of which is on file at the Office of the Secretary of State of Ohio as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "The Cardinal Group" entered into in the name or on behalf thereof by any of the Trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Group personally, but bind only the assets of the Group, as set forth in Section 1746.13(A), Ohio Revised Code, and all persons dealing with any of the Funds of the Group must look solely to the assets of the Group belonging to such Fund for the enforcement of any claims against the Group.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                               THE CARDINAL GROUP


                               By /s/ John L. Schlater
                                  -------------------------------
                                  John L. Schlater, President


                               CARDINAL MANAGEMENT CORP.


                               By /s/ H. Keith Allen
                                  -------------------------------
                                  H. Keith Allen, Treasurer

                                                                January __, 1996

                                  SCHEDULE A
                                  ----------

                          to the Transfer Agency and
                          Fund Accounting Agreement
                          between The Cardinal Group
                        and Cardinal Management Corp.


              Name of Fund                              Date
              ------------                              ----
Cardinal Balanced Fund                             June 18, 1993

Cardinal Aggressive Growth Fund                    June 18, 1993

The Cardinal Fund                                  January __, 1996

Cardinal Government Obligations Fund               January __, 1996

Cardinal Government Securities Money               January __, 1996
  Market Fund

Cardinal Tax Exempt Money Market Fund              January __, 1996



                                         THE CARDINAL GROUP


                                         By ______________________________
                                            Frank W. Siegel



                                         CARDINAL MANAGEMENT CORP.


                                         By ______________________________
                                            H. Keith Allen, ______________

                                   SCHEDULE B
                                   ----------

                            TRANSFER AGENCY SERVICES
                            ------------------------


1.       Shareholder Transactions
         ------------------------

         a.      Process shareholder purchase and redemption orders.

         b. Set up account information, including address, dividend option, taxpayer identifications number and wire instructions.

         c.      Issue confirmation for every transaction.

         d.      Issue periodic statements for shareholders.

         e.      Process transfers and exchanges.

         f. Process dividend payments, including the purchasing of new shares through dividend reinvestment.

2.       Shareholder Information Services
         --------------------------------

         a. Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

         b. Produce detail history of transactions through duplicate or special order statements upon request.

         c. Provide mailing labels for distribution of financial reports, prospectuses, proxy statements, or marketing material to current shareholders.

3.       Compliance Reporting
         --------------------

         a. Provide reports to the Securities and Exchange Commission, the NASD and the States in which the Fund is registered.

         b. Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

         c.      Issue tax withholding reports to the Internal Revenue Service.

4.       Dealer/Load Processing (if applicable)
         --------------------------------------

         a. Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

         b. Account for separation of shareholder investments from transaction sale charges for purchases of Fund shares.

         c. Calculate fees due under 12b-1 plans for distribution and marketing expenses.

         d. Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

5.       Shareholder Account Maintenance
         -------------------------------

         a.      Maintain all shareholder records for each account in the Group.

         b. Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

         c.      Record shareholder account information changes.

         d.      Maintain account documentation files for each shareholder.

                                                         Date:  January __, 1996

                                   SCHEDULE C
                                   ----------

                                      Fees
                                      ----

                          Transfer Agent and Dividend
                          ---------------------------
                               Disbursing Agent
                               ----------------


Annual fees per Fund:
---------------------

$18.00 per account annually (payable monthly) for Cardinal Balanced Fund and Cardinal Aggressive Growth Fund

$21.00 per account annually (payable monthly) for The Cardinal Fund, Cardinal Government Obligations Fund, Cardinal Government Securities Money Market Fund and Cardinal Tax Exempt Money Market Fund

                                Fund Accountant
                                ---------------

Annual fees per Fund:
---------------------

A fee per Fund calculated at the annual rate of .03% of such Fund's average daily net assets.



                               THE CARDINAL GROUP


                               By _________________________________________
                                  Frank W. Siegel, President


                               CARDINAL MANAGEMENT CORP.

                               By _________________________________________
                                  H. Keith Allen, _________________________

                                                         Date:  January __, 1996

                                   SCHEDULE D
                                   ----------

                                    REPORTS
                                    -------


I.       Daily Shareholder Activity Journal

II.      Daily Fund Activity Summary Report

         A.      Beginning Balance

         B.      Dealer Transactions

         C.      Shareholder Transactions

         D.      Reinvested Dividends

         E.      Exchanges

         F.      Adjustments

         G.      Ending Balance

III.     Daily Wire and Check Registers

IV.      Monthly Dealer Processing Reports

V.       Monthly Dividend Reports

VI.      Sales Data Reports for Blue Sky Registration

VII. Annual report by independent public accountants concerning Cardinal's shareholder system and internal accounting control systems to be filed with the Securities and Exchange Commission pursuant to Rule 17Ad-13 of the Securities Exchange Act of 1934, as amended.